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                                                                       EXHIBIT 5
                                              OPINION OF LONG, ALDRIDGE & NORMAN











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                     [LONG ALDRIDGE & NORMAN LETTERHEAD]



                                October 23, 1996



Board of Directors
Eagle Bancshares, Inc.
4305 Lynburn Drive
Tucker, Georgia 30084

         Re:       EAGLE BANCSHARES, INC. (FILE NO. 0-14379)
                   REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         We have acted as counsel to Eagle Bancshares, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 220,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company which are issuable in connection with the Eagle Bancshares, Inc. Dividend Reinvestment and Stock Purchase Plan (the "DRIP").

         The opinion hereinafter set forth is given pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matters set forth in numbered paragraph (1) below (our "Opinion"), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

         In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including without limitation the DRIP. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

         As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company and a certificate of a public official. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.



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Board of Directors
Eagle Bancshares, Inc.
October 23, 1996
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         Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

         Based upon and subject to the foregoing, we are of the Opinion that:

         (1) the Shares, when issued in accordance with the terms of the DRIP against payment in full of the purchase price therefor, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to the firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                    Very truly yours,



                                    LONG, ALDRIDGE & NORMAN, LLP